Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 26th day of February, 2012 (the “Effective Date”), is entered into among Leslie Cross (“Executive”), Alphatec Spine, Inc., a California corporation (“ASI”), and Alphatec Holdings, Inc., a Delaware corporation (“Parent”) (collectively, ASI and Parent shall be referred to as the “Company”).

1.        Commencement. This Agreement, which shall govern Executive’s employment by the Company, shall become effective on the Effective Date and the parties to this Agreement agree and acknowledge that Executive’s employment pursuant to the terms of this Agreement shall begin on February 26, 2012 (the “Commencement Date”).

2.        At-Will Employment. The parties to this Agreement agree and acknowledge that the Executive’s employment pursuant to this Agreement shall be considered at-will. Either party may terminate this Agreement at any time, with or without cause pursuant to the terms of this Agreement.

3.        Title; Capacity; Office. The Company shall employ Executive, and Executive agrees to work for the Company as its Chairman and Chief Executive Officer. Executive shall perform the duties and responsibilities inherent in the position in which Executive serves and such other duties and responsibilities as the Board of Directors (the “Board”) (or its designee) shall from time to time reasonably assign to Executive. Executive shall report to the Chairman of the Executive Committee of the Board of Directors. In addition, it is the Company’s intention that the Executive will be appointed or elected to serve as the Chairman of the Company’s Board of Directors (the “Board”) during the term of the Executive’s employment.

4.        Compensation and Benefits. While employed by the Company, Executive shall be entitled to the following (it being agreed, for the avoidance of doubt, that other than as expressly set forth herein, amounts payable on the happening of any specified event will not be payable if the Executive is not employed by the Company upon the happening of such event):

4.1    Salary. Commencing on the Commencement Date, the Company shall pay Executive a salary (the “Base Salary”) at an annualized rate of $500,000, less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices.

4.2    Performance Bonus. Executive will be eligible to receive a discretionary cash performance bonus each fiscal year in an amount equal to 75% of the annual base salary for such fiscal year (the “Target Bonus Amount”). The payment of the Target Bonus Amount shall be subject to the Company’s and Executive’s achievement of goals to be established and presented to the Executive each fiscal year. The goals for the 2012 bonus payment are set forth on Exhibit A attached hereto.

4.3    Other Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees.

4.4     Reimbursement of Expenses. Executive shall be entitled to prompt reimbursement for reasonable expenses incurred or paid by Executive in connection with, or related to the performance of, Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. Expenses that do not comply with applicable law will not be reimbursed under any circumstances.

4.5    Equity. Upon the approval of the Compensation Committee of the Board, the Executive shall receive a grant of 200,000 shares of restricted common stock of Parent (the “Shares”). The Shares shall initially be unvested. All of the Shares shall vest on the anniversary of the date of issuance, provided that the stock performance metric set forth in Exhibit B attached hereto (the “Stock Performance Metric”) has been achieved, as determined by the Compensation Committee of the Board in its sole reasonable discretion. Other than as expressly set forth herein, any shares that do not vest on an applicable vesting date shall not be subject to vesting in the future. Notwithstanding the foregoing, any unvested Shares shall vest on the business day immediately prior to the consummation of a Change in Control (as defined in the Plan referenced below). Executive may file an election under Section 83(b) of the United States Internal Revenue Code within thirty (30) days of the issuance date, provided Executive provides the Company with a copy of such election. The Company shall retain any certificates representing Executive’s ownership of the Shares until Executive vests in such Shares. The Shares shall be subject, in all respects, to (i) the Parent’s 2005 Employee, Director and Consultant Stock Plan, as amended (the “Plan”); and (ii) a Restricted Stock Agreement to be entered into by Executive and the Parent.

4.6    Vacation. The Executive may take up to 20 days of paid vacation during each year at such times as shall be consistent with the Company’s vacation policies and with vacations scheduled for other executives and employees of the Company.

5.        Termination of Employment. The Executive’s employment can terminate at any time by either the Company or the Executive with or without cause or notice.

6. Additional	Covenants of the Executive.

6.1    Noncompetition; Nonsolicitation; Nondisparagement.

(a)    During Executive’s employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company’s business, whether for compensation or otherwise, or engage in any business activities competitive with the Company’s business, whether alone, as an Executive, as a partner, or as a shareholder (other than: (i) any equity of DJO Global, Inc. (or its successor) owned by the Executive; or (ii) as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of the board of directors of DJO Global, Inc. (or its successor) shall not be deemed a breach of this Section 6.1(a).

(b)    During Executive’s employment with the Company, and for a period of one year following the termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company:

(i)    either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the “Company Group”) to leave the service of the Company Group for any reason; or

(ii)    either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which the Company has interacted during the term of Executive’s employment with the Company.

(c)    During Executive’s employment with the Company and at all times thereafter, Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, “Company-Related Parties”), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

(d)    If any restriction set forth in this Section 6.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(e)    The restrictions contained in this Section 6.1 are necessary for the protection of the confidential, nonpublic information relating to the Company and its operations, strategies, development plans, financial information and other proprietary corporate information, and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7.        Other Agreements. Executive represents that Executive’s performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8.        Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (i) a personal delivery, or (ii) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

9.        Entire Agreement. This Agreement and the agreements specifically referenced herein constitute the entire agreement between the parties as of the date hereof and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement. The Executive and the Company agree and acknowledge that the cash compensation set forth in Section 3(a) of that certain Chairman’s Consulting Agreement, dated July 27, 2011 between the Executive and the Company (the “Consulting Agreement”) shall be null and void after all applicable payments are made through the February 2012 payment. In addition, the Executive and the Company agree and acknowledge that the equity granted pursuant to Section 3(b) of the Consulting Agreement shall vest in accordance with the terms of the Consulting Agreement and the restricted stock agreement related to such shares.

10.         Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may assign this Agreement following the delivery of written notice to the Executive.

12. Miscellaneous.

12.1    No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2    Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

12.4    Consent to Arbitration. In the event of a dispute involving this Agreement, the Executive consents and agrees that all disputes shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims between the Company and the Executive.

12.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Leslie Cross
Leslie Cross

ALPHATEC SPINE, INC.

By:/s/ Heather Rider
Name: Heather Rider
Title: SVP, Global Human Resources

ALPHATEC HOLDINGS, INC.

By:/s/ Heather Rider
Name: Heather Rider
Title: SVP, Global Human Resources

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